Exhibit 99.1

City Office REIT Announces Closing of Office Property in Denver, Colorado

VANCOUVER—June 30, 2015—City Office REIT, Inc. (NYSE: CIO) announced today the closing of the previously announced acquisition of DTC Crossroads in Denver, Colorado for a purchase price of $35 million, exclusive of closing costs. DTC Crossroads is a 191,402 square foot Class A multi-tenant office property that is 91% occupied at June 30, 2015 in the Denver Technological Center (“DTC”) submarket. “We are very pleased with the DTC Crossroads acquisition”, said Greg Tylee, President and Chief Operating Officer of City Office REIT. “Crossroads is one of the top buildings in the DTC submarket, acquired at a compelling yield and cost base. Denver is one of our leading target markets, and we have achieved market scale with well-located assets across Denver’s strongest submarkets.”

The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.6% based on the purchase price.

About City Office REIT, Inc.

City Office REIT is a real estate company focused on acquiring, owning and operating high-quality (Class A and B) office properties located in attractive target markets primarily in the Southern and Western United States. City Office REIT currently owns or has an interest in 2.7 million square feet of office properties. Additional information about City Office REIT is available on the company’s website at www.cityofficereit.com. The Company intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com